FOR IMMEDIATE RELEASE
Limbach Reports Third Quarter 2026 Results

Expects Full-Year 2026 Revenue and Adjusted EBITDA to be At or Near the High End of Guidance
TAMPA, Fla. – November 3, 2026 – Limbach Holdings, Inc. (Nasdaq: LMB) (“Limbach” or the “Company”), a building systems solutions firm that partners with building owners and operators who have mission-critical mechanical, electrical, plumbing, and controls, or MEPC, systems today announced its financial results for the quarter ended September 30, 2026.
Third Quarter 2026 Highlights
(Comparisons to Third Quarter 2025 where appropriate)
•Record total revenue increased 24.9% to $230.5 million from $184.6 million
•Owner Direct Relationships (“ODR”) revenue increased 6.6%, or $9.3 million, to $150.7 million, or 65.4% of total revenue
•Total bookings during the quarter were $311.2 million, generating a book-to-bill ratio of 1.4x
•Total gross profit increased 20.5% to $53.8 million, compared to $44.7 million
•Net income of $9.5 million, or $0.79 per diluted share, compared to $8.8 million, or $0.73 per diluted share
•Adjusted net income of $16.4 million, or $1.37 per adjusted diluted earnings per share, compared to adjusted net income of $12.7 million, or $1.05 per adjusted diluted earnings per share
•Record adjusted EBITDA increased 25.9% to $27.4 million, compared to $21.8 million
•Net cash provided by operating activities of $20.3 million compared to $13.3 million
Management Comments
“Our third-quarter results reflect improving customer activity and a return to organic growth in our owner-direct business,” said Michael McCann, President and Chief Executive Officer of Limbach. “We believe some of the project timing issues we discussed earlier this year are beginning to ease, giving us a clearer view of the work ahead. With the improvement in our core business and contributions from two acquisitions completed during the quarter, CYMCOR, Inc. (“CYMCOR”) and 1901 Inc. (“1901”), we are tracking at or near the high end of our revenue and Adjusted EBITDA guidance ranges.

“Our strategy remains centered on deepening customer relationships and delivering consistent project performance. CYMCOR and 1901 broaden our geographic reach and technical expertise, building on our healthcare and industrial foundation while adding opportunities in data centers, life sciences and advanced manufacturing. We are focused on integrating these businesses and converting customer activity into earnings and cash flow. Our financial flexibility supports continued investment in the business as we look toward 2027, with the same discipline in the work we pursue and the capital we commit.”
Financial Review

The following are results for the three months ending September 30, 2026, compared to the three months ending September 30, 2025:
•Total revenue increased 24.9%, or $45.9 million, to $230.5 million from $184.6 million. Revenue generated from the Company’s organic operations increased by $26.6 million, or 14.4%, driven by project commencements and execution within its existing backlog. The Company expects continued execution of its backlog, together with anticipated new bookings, to support further organic revenue growth during the remainder of 2026. The increase in revenue was also attributable to 1901 and CYMCOR, which were acquired during the third quarter of 2026, and contributed revenue in the current period with no comparable contribution in the prior-year period. Of the total increase in revenue, acquisition-related revenue represented 10.5% of total revenue, or $19.3 million.
◦ODR segment revenue increased 6.6%, or $9.3 million, to $150.7 million. Acquisition-related ODR revenue increased 4.4%, or $6.2 million, while organic ODR revenue increased by 2.2%, or $3.1 million.

◦General Contractor Relationships (“GCR”) segment revenue increased 84.7%, or $36.6 million, to $79.8 million. Organic GCR revenue increased 54.4%, or $23.5 million, while acquisition-related GCR revenue increased 30.4%, or $13.1 million.
•Total gross profit increased 20.5% to $53.8 million compared to $44.7 million. Total gross margin was 23.4%, compared with 24.2%.
◦ODR gross profit increased 7.1%, or $2.5 million, to $38.2 million from $35.7 million, while gross margin increased slightly to 25.4% from 25.2%.
◦GCR gross profit increased 73.6%, or $6.6 million, to $15.6 million from $9.0 million, while gross margin decreased slightly to 19.6% from 20.8%.
Gross margin percentage reflected the quarter’s revenue mix, including a higher proportion of GCR revenue, which typically carries lower gross margins than ODR revenue. Segment gross margins also reflected the contribution from certain recently acquired businesses that currently operate at lower gross margin profiles than Limbach’s historical levels. These businesses continue to perform in line with the Company’s integration expectations, and management is implementing operational and pricing initiatives to improve profitability, with the goal of bringing their gross margins closer to the Company’s historical averages over the next two to three years.
•Selling, general and administrative (“SG&A”) expense increased by approximately $6.3 million to $34.6 million, compared to $28.3 million in the prior year period. The increase was primarily driven by a $1.2 million aggregate increase in SG&A expense associated with the 1901 and CYMCOR acquisitions, a $2.8 million increase in professional services expense due to the 1901 and CYMCOR acquisitions and a $2.7 million increase in payroll related expenses, partially offset by a $0.4 million decrease in stock-based compensation expense. SG&A expense as a percentage of revenue decreased to 15.0% for the three months ended September 30, 2026, compared to 15.3% for the three months ended September 30, 2025.
•Interest expense of $1.2 million was relatively flat period-over-period.
•Interest income increased slightly to $0.1 million compared to the prior year period, primarily due to higher average cash and cash equivalent balances and higher yields on investments.
•Net income increased 7.5% to $9.5 million from $8.8 million. Diluted earnings per share was $0.79 compared to $0.73 in the prior year period.
•Adjusted net income increased 29.0% to $16.4 million compared to $12.7 million. Adjusted diluted earnings per share was $1.37 compared to $1.05 in the prior year period.
•Adjusted EBITDA increased 25.9% to $27.4 million compared to $21.8 million in the prior year period.
•Net cash provided by operating activities was $20.3 million compared to $13.3 million in the prior year period.
Balance Sheet
On September 30, 2026, cash and cash equivalents were $29.1 million. Current assets were $302.1 million and current liabilities were $196.7 million, representing a current ratio of 1.54x compared to 1.44x at December 31, 2025.
As of September 30, 2026, the Company had $75.0 million in borrowings outstanding under the PNC Revolving Credit Facility and $50.0 million outstanding under the PNC Term Loan Facility. After giving effect to outstanding borrowings, approximately $125.0 million, remained available under the PNC Revolving Credit Facility. No borrowings were outstanding under the PNC Delayed Draw Term Loan Facility, and its $50.0 million commitment remained undrawn. Available amounts under both facilities are subject to reduction in accordance with their respective terms and conditions, including compliance with applicable covenants.
The Company intends to deploy free cash flow to continue to reduce its borrowings under its revolving credit facility for the remainder of the year.

2026 Guidance
The Company is updating its FY 2026 guidance to reflect its current operating environment, which includes contributions from the recently completed CYMCOR and 1901 acquisitions.

Current
Revenue	$760 million - $790 million	Expects to be at or near the high end of the range
Adjusted EBITDA	$78 million - $84 million

Assumptions:
Total organic revenue growth(1)	9 - 14%
ODR revenue as a percentage of total revenue	70 - 80%
ODR organic revenue growth(1)	6 - 10%
Gross margin percentage	23 - 24%
SG&A expense as a percentage of total revenue	15 - 16%
Free cash flow(2)	75% of Adjusted EBITDA
(1)    The Company discloses organic revenue and organic revenue growth, which are non-GAAP financial measures, to provide investors with insight into the performance of the Company's existing operations, excluding the impact of acquisitions. These measures are not defined under GAAP and should not be considered as an alternative to total revenue growth or segment-related revenue growth as determined in accordance with GAAP. Refer to additional information under the heading “Supplemental Revenue Disclosures” at the end of this release regarding certain non-GAAP supplemental revenue disclosures.
(2)    Free cash flow is defined as cash flow from operating activities excluding changes in working capital minus capital expenditures (excluding investment in rental equipment).
With respect to projected 2026 Adjusted EBITDA guidance, Adjusted EBITDA Margin and free cash flow (and the assumptions underlying those projections), a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to certain items, which are excluded from Adjusted EBITDA and free cash flow (and components that go into the calculation of Adjusted EBITDA). The Company expects the variability of these items to have a potentially unpredictable, and potentially significant, impact on future financial results.
Conference Call Details

Date:	Wednesday, November 4, 2026
Time:	9:00 a.m. Eastern Time
Participant Dial-In Numbers:
Domestic callers:	(877) 407-6176
International callers:	1 (201) 689-8451
Access by Webcast
The call will be simultaneously webcast over the Internet via the “Investor Relations” section of Limbach’s website or by using this direct link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=sRBNKE3a. An audio replay of the call will be archived on the Company’s website.
About Limbach
Limbach is a building systems solutions firm that designs, delivers, and maintains mechanical (heating, ventilation, and air conditioning), electrical, plumbing, and controls (“MEPC”) systems that support life’s most important moments. We partner with building owners and operators of mission-critical facilities across healthcare, industrial and manufacturing, data centers, life sciences, higher education, and cultural and entertainment markets. With approximately 2,100 team members across 23 offices throughout the Eastern and Midwestern regions of the United States, we strive to be an indispensable partner by combining our national capabilities with strong local execution and talent to deliver proactive, safe, and reliable solutions for complex facilities. Operating on a connected platform, we integrate engineering expertise with field execution to provide customized MEPC infrastructure solutions that address both operational and capital project needs, optimizing performance, enhancing reliability, and ensuring long-term safety.
Additional Information
Investors and others should note that Limbach announces material financial information to its investors using its investor relations website, U.S. Securities and Exchange Commission (the “SEC”) filings, press releases, public conference calls/videos, and webcasts. Limbach uses these channels, as well as social media, to communicate with our stockholders and the public about the Company, the Company’s services and other Company information. It is possible that the information that Limbach posts on social media could be deemed to be material information. Therefore, Limbach encourages investors, the media, and others interested in the Company to review the information posted on the social media channels listed on Limbach’s investor relations website.
Forward-Looking Statements
We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, Adjusted EBITDA, projected EBITDA production from possible acquisitions, bookings, projected full year 2026 organic ODR and/or organic revenue growth, revenues, expenses, backlog, capital expenditures or other future financial or business performance or strategies, integration of CYMCOR and 1901, results of operations or financial condition, timing of the recognition of backlog as revenue, the potential for recovery of cost overruns, and the ability of Limbach to successfully remedy the issues that have led to write-downs in various business units and the Company’s business being negatively affected by the health crises or outbreaks of diseases, such as epidemics or pandemics (and related impacts, such as supply chain disruptions). These statements also may include our assumptions related to our 2026 guidance of full year revenue and Adjusted EBITDA. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target,” “goal,” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties, which may cause them to turn out to be wrong. There may be additional risks that we consider immaterial or which are unknown. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Important factors that could cause such differences include, among others, our ability to successfully integrate CYMCOR and 1901 and to improve their gross margins, changes in customer budgets and the timing of project awards and commencements, the conversion of bookings and backlog into revenue, our level of indebtedness and compliance with the covenants under our PNC credit facilities, and our ability to achieve the assumptions underlying our 2026 guidance. Please refer to our most recent annual report on Form 10-K, as well as our subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.
Investor Relations
Adam Prior
Vice President of Investor Relations and Corporate Strategy
LMB-IR@limbachinc.com

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2026	2025	2026	2025
Revenue	$230,460	$184,583	$542,776	$459,932
Cost of revenue	176,620	139,898	420,473	338,702
Gross profit	53,840	44,685	122,303	121,230
Operating expenses:
Selling, general and administrative	34,591	28,330	90,821	81,480
Acquisition-related retention expense and contingent consideration	571	610	950	1,832
Amortization of intangibles	3,615	2,400	7,084	6,020
Total operating expenses	38,777	31,340	98,855	89,332
Operating income	15,063	13,345	23,448	31,898
Other (expenses) income:
Interest expense	(1,243)	(1,223)	(2,717)	(2,312)
Interest income	96	88	112	792
Gain on disposition of property and equipment	129	367	448	1,107
Loss on early debt extinguishment	(250)	—	(250)	—
(Loss) gain on change in fair value of interest rate swap	(6)	(22)	54	(175)
Total other expense	(1,274)	(790)	(2,353)	(588)
Income before income taxes	13,789	12,555	21,095	31,310
Income tax expense	4,339	3,767	2,518	4,546
Net income	$9,450	$8,788	$18,577	$26,764

Earnings Per Share (“EPS”)
Earnings per common share:
Basic	$0.79	$0.76	$1.57	$2.32
Diluted	$0.79	$0.73	$1.54	$2.21
Weighted average number of shares outstanding:
Basic	11,888,075	11,626,578	11,856,651	11,557,649
Diluted	12,000,412	12,107,480	12,028,816	12,090,829

LIMBACH HOLDINGS, INC.
Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share data)	September 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$29,062	$11,345
Restricted cash	7,015	65
Accounts receivable (net of allowance for credit losses of $515 and $396, respectively)	189,014	133,205
Contract assets, net	63,775	45,467
Income tax receivable	1,126	—
Other current assets	12,059	4,967
Total current assets	302,051	195,049

Property and equipment, net	49,524	43,309
Intangible assets, net	89,379	49,187
Goodwill	101,171	70,600
Operating lease right-of-use assets	20,348	19,792
Deferred tax asset	2,101	2,917
Other assets	1,495	276
Total assets	$566,069	$381,130

LIABILITIES
Current liabilities:
Current portion of long-term debt	$8,961	$5,031
Current operating lease liabilities	4,965	4,379
Accounts payable, including retainage	97,642	74,172
Contract liabilities, net	47,897	20,936
Accrued income taxes	—	1,152
Accrued expenses and other current liabilities	37,232	29,416
Total current liabilities	196,697	135,086
Long-term debt	145,297	30,536
Long-term operating lease liabilities	16,762	15,925
Other long-term liabilities	2,879	3,922
Total liabilities	361,635	185,469

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value; 100,000,000 shares authorized, issued 12,104,645 and 11,806,466, respectively, and 11,730,205 and 11,626,814 outstanding, respectively	1	1
Additional paid-in capital	97,531	97,335
Treasury stock, at cost (374,440 and 179,652 shares, respectively)	(12,000)	(2,000)
Retained earnings	118,902	100,325
Total stockholders’ equity	204,434	195,661
Total liabilities and stockholders’ equity	$566,069	$381,130

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025
Cash flows from operating activities:
Net income	$9,450	$8,788	$18,577	$26,764
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	6,521	5,063	15,246	13,058
Provision for credit losses	280	213	504	352
Non-cash stock-based compensation expense	1,580	1,980	5,500	5,216
Non-cash operating lease expense	1,718	1,029	3,941	3,021
Amortization of debt issuance costs	30	16	62	37
Deferred income tax provision	2,638	1,346	817	1,474
Gain on sale of property and equipment	(129)	(367)	(448)	(1,107)
Acquisition-related retention expense and contingent consideration(1)	571	610	950	1,832
Loss on early debt extinguishment	250	—	250	—
Loss (gain) on change in fair value of interest rate swap	6	22	(54)	175
Changes in operating assets and liabilities:
Accounts receivable	1,240	(11,198)	(15,107)	(4,743)
Contract assets and contract liabilities, net	(13,465)	(4,019)	2,448	(14,794)
Other current assets	4,910	(2,525)	(2,561)	(3,565)
Other assets	82	—	82	—
Accounts payable, including retainage	3,420	2,456	9,543	(2,972)
Prepaid income taxes	1,075	1,872	(1,126)	(44)
Accrued taxes payable	—	—	(1,152)	(1,470)
Operating lease liabilities	(1,716)	(996)	(3,850)	(2,964)
Accrued expenses and other current liabilities	2,159	9,195	1,762	(1,695)
Payments of contingent consideration liability in excess of acquisition-date fair value	—	—	(3,404)	(711)
Other long-term liabilities	(354)	(156)	(786)	(293)
Net cash provided by operating activities	20,266	13,329	31,194	17,571
Cash flows from investing activities:
1901 Transaction, net of cash acquired	(65,978)	—	(65,978)	—
CYMCOR Transaction, net of cash acquired	(29,864)	—	(29,864)	—
Pioneer Power Transaction, net of cash acquired	—	(65,651)	—	(65,651)
Consolidated Mechanical Transaction, measurement period adjustment	—	—	—	(3)
Proceeds from sale of property and equipment	369	379	749	1,305
Advances from joint ventures	—	—	1	—
Purchases of property and equipment	(735)	(481)	(1,781)	(3,556)
Net cash used in investing activities	(96,208)	(65,753)	(96,873)	(67,905)
Cash flows from financing activities:
Payments on Wintrust Revolving Loan	(146,487)	(17,347)	(239,615)	(17,347)
Proceeds from Wintrust Revolving Loan	128,987	41,848	229,615	41,848
Proceeds from PNC Revolving Credit Facility	75,000	—	75,000	—
Proceeds from PNC Term Loan Facility	50,000	—	50,000	—
Payments of debt issuance costs	(1,796)	(43)	(1,796)	(168)
Payments of contingent consideration liability up to acquisition-date fair value	—	—	(3,507)	(2,289)
Payments on finance leases	(1,392)	(1,285)	(3,893)	(3,052)
Proceeds from the sale of shares to cover employee taxes	—	—	5,945	6,344

Taxes paid related to net-share settlement of equity awards	—	—	(12,037)	(10,684)
Repurchases of common stock under Share Repurchase Program	(10,000)	—	(10,000)	—
Proceeds from contributions to Employee Stock Purchase Plan	113	129	634	570
Net cash provided by financing activities	94,425	23,302	90,346	15,222
Increase (decrease) in cash, cash equivalents and restricted cash	18,483	(29,122)	24,667	(35,112)
Cash, cash equivalents and restricted cash, beginning of period	17,594	39,005	11,410	44,995
Cash, cash equivalents and restricted cash, end of period	$36,077	$9,883	$36,077	$9,883

Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Earnout liability associated with 1901 Transaction	$4,751	$—	$4,751	$—
Estimated working capital adjustment due from sellers, 1901 Transaction	3,298	—	3,298	—
Estimated working capital adjustment due to sellers, CYMCOR Transaction	(22)	—	(22)	—
Kent Island Transaction, measurement period adjustment	—	—	—	(94)
Right of use assets obtained in exchange for new operating lease liabilities	2,816	641	3,526	2,317
Right of use assets obtained in exchange for new finance lease liabilities	4,044	5,542	4,221	13,475
Right of use assets disposed or adjusted modifying operating lease liabilities	419	—	419	—
Right of use assets disposed or adjusted modifying finance lease liabilities	79	—	99	—
Interest paid	815	1,269	2,268	2,327
Cash paid for income taxes	$626	$640	$3,979	$4,663

LIMBACH HOLDINGS, INC.
Condensed Consolidated Segment Operating Results (Unaudited)

	Three Months Ended September 30,				Increase/(Decrease)
(in thousands, except for percentages)	2026		2025		$	%
Statement of Operations Data:
Revenue:
ODR	$150,650	65.4%	$141,382	76.6%	$9,268	6.6%
GCR	79,810	34.6%	43,201	23.4%	36,609	84.7%
Total revenue	230,460	100.0%	184,583	100.0%	45,877	24.9%

Cost of revenue:
ODR(1)	112,441	74.6%	105,703	74.8%	6,738	6.4%
GCR(2)	64,179	80.4%	34,195	79.2%	29,984	87.7%
Total cost of revenue	176,620	76.6%	139,898	75.8%	36,722	26.2%

Gross profit:
ODR(1)	38,209	25.4%	35,679	25.2%	2,530	7.1%
GCR(2)	15,631	19.6%	9,006	20.8%	6,625	73.6%
Total gross profit	53,840	23.4%	44,685	24.2%	9,155	20.5%

Selling, general and administrative(3)	34,591	15.0%	28,330	15.3%	6,261	22.1%
Acquisition-related retention expense and contingent consideration	571	0.2%	610	0.3%	(39)	(6.4)%
Amortization of intangibles	3,615	1.6%	2,400	1.3%	1,215	50.6%
Total operating income	$15,063	6.5%	$13,345	7.2%	$1,718	12.9%
(1)As a percentage of ODR revenue.
(2)As a percentage of GCR revenue.
(3)Included within selling, general and administrative expenses was $1.6 million and $1.9 million of non-cash stock-based compensation expense for the three months ended September 30, 2026 and 2025, respectively.

LIMBACH HOLDINGS, INC.
Condensed Consolidated Segment Operating Results (Unaudited)

	Nine Months Ended September 30,				Increase/(Decrease)
(in thousands, except for percentages)	2026		2025		$	%
Statement of Operations Data:
Revenue:
ODR	$378,875	69.8%	$340,723	74.1%	$38,152	11.2%
GCR	163,901	30.2%	119,209	25.9%	44,692	37.5%
Total revenue	542,776	100.0%	459,932	100.0%	82,844	18.0%

Cost of revenue:
ODR(1)	286,922	75.7%	247,294	72.6%	39,628	16.0%
GCR(2)	133,551	81.5%	91,408	76.7%	42,143	46.1%
Total cost of revenue	420,473	77.5%	338,702	73.6%	81,771	24.1%

Gross profit:
ODR(1)	91,953	24.3%	93,429	27.4%	(1,476)	(1.6)%
GCR(2)	30,350	18.5%	27,801	23.3%	2,549	9.2%
Total gross profit	122,303	22.5%	121,230	26.4%	1,073	0.9%

Selling, general and administrative(3)	90,821	16.7%	81,480	17.7%	9,341	11.5%
Acquisition-related retention expense and contingent consideration	950	0.2%	1,832	0.4%	(882)	(48.1)%
Amortization of intangibles	7,084	1.3%	6,020	1.3%	1,064	17.7%
Total operating income	$23,448	4.3%	$31,898	6.9%	$(8,450)	(26.5)%
(1)As a percentage of ODR revenue.
(2)As a percentage of GCR revenue.
(3)Included within selling, general and administrative expenses was $5.5 million and $5.2 million of non-cash stock-based compensation expense for the nine months ended September 30, 2026 and 2025, respectively.

Non-GAAP Financial Measures
In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measures are Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Diluted Earnings per Share, which are non-GAAP financial measures.
Adjusted EBITDA and Adjusted EBITDA Margin
We define Adjusted EBITDA as net income plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue. Our board of directors and executive management team focus on Adjusted EBITDA and Adjusted EBITDA Margin as two of our key performance and compensation measures. Adjusted EBITDA and Adjusted EBITDA Margin assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of certain items that do not necessarily reflect our core operations. We believe that Adjusted EBITDA and Adjusted EBITDA Margin are meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service.
Adjusted Net Income and Adjusted Diluted Earnings per Share
We define Adjusted Net Income as net income, adjusted to exclude certain items that do not reflect our core operating performance, such as amortization of intangible assets, stock-based compensation, restructuring charges, the change in fair value of contingent consideration, acquisition and other transaction costs, loss on early debt extinguishment, the change in fair value of the interest rate swap and the net tax effect of reconciling items, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring. We define Adjusted Diluted Earnings per Share as Adjusted Net Income divided by the weighted average diluted shares outstanding. We believe Adjusted Net Income and Adjusted Diluted Earnings per Share are useful to investors as we use these metrics to assist with strategic decision making, forecasting future results, and evaluating current performance.
We understand that these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Diluted Earnings per Share. Our calculations of these non-GAAP measures, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Diluted Earnings per Share cannot be achieved without incurring the costs that the measure excludes. A reconciliation of net income to Adjusted EBITDA and net income to Adjusted Net Income, the most comparable GAAP measures, are provided below.
Backlog and Bookings
We refer to our estimated revenue on uncompleted contracts, including the amount of revenue on contracts for which work has not begun, less the revenue we have recognized under such contracts, as “backlog.” Backlog includes unexercised contract options.
Bookings (we also refer to bookings in certain instances as sales booked) represent the total contract value agreed upon when a customer commits to services. We believe bookings provide an indication of trends in our operating results, including potential cash flows, that are not necessarily reflected in our revenue because we recognize revenue in accordance with ASC 606 – Revenue from Contracts with Customers, which is different from how we present bookings. See Note 4 – Revenue from Contracts with Customers within our Form 10-Q for the quarter ended September 30, 2026, for additional discussion on revenue recognition. Our bookings may vary significantly quarter to quarter depending in part on the timing of the execution of our agreements with our customers. Our book-to-bill ratio is defined as bookings for the defined period divided by revenue for the defined period. Measuring bookings involves the use of estimates and judgments and there are no independent standards or requirements governing the calculation of bookings. The extent and timing of conversion of bookings to revenue may be impacted by, among other factors, the types of services sold, agreement duration, the pace of customer spending, actual volumes of services delivered as compared to the volumes anticipated at the time of sale, and agreement modifications, including terminations, over the lifetime of agreements. Some of our arrangements are terminable by the customer. We do not update our bookings for subsequent terminations. Information regarding our bookings is not comparable to, nor should it be substituted for, an analysis of our reported revenue. However, management believes that it is a key indicator of potential future business and provides a useful indicator of the volume of our business over time as a key metric.

Reconciliation of Net Income to Adjusted EBITDA (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands except for percentages)	2026	2025	2026	2025
Net income	$9,450	$8,788	$18,577	$26,764

Adjustments:
Depreciation and amortization	6,521	5,063	15,246	13,058
Interest expense	1,243	1,223	2,717	2,312
Interest income	(96)	(88)	(112)	(792)
Stock-based compensation expense	1,580	1,980	6,285	5,634
Change in fair value of interest rate swap	6	22	(54)	175
Income tax expense	4,339	3,767	2,518	4,546
Acquisition and other transaction costs	3,287	137	3,287	659
Acquisition-related retention expense and contingent consideration	571	610	950	1,832
Loss on early debt extinguishment	250	—	250	—
Restructuring costs(1)	250	263	347	397
Adjusted EBITDA	$27,401	$21,765	$50,011	$54,585

Revenue	$230,460	$184,583	$542,776	$459,932
Adjusted EBITDA Margin	11.9%	11.8%	9.2%	11.9%
(1)    For the three and nine months ended September 30, 2026 and 2025, the majority of the restructuring costs related to our Southern California and Eastern Pennsylvania branches.

Reconciliation to Adjusted Net Income and Adjusted Diluted Earnings Per Share (unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
(in thousands, except share and per share amounts)	2026		2025		2026		2025
Net income and diluted earnings per share	$9,450	$0.79	$8,788	$0.73	$18,577	$1.54	$26,764	$2.21

Pre-tax Adjustments:
Amortization of acquisition-related intangible assets	3,615	0.30	2,400	0.20	7,084	0.59	6,020	0.50
Stock-based compensation expense	1,580	0.13	1,980	0.16	6,285	0.52	5,634	0.47
Change in fair value of interest rate swap	6	—	22	—	(54)	—	175	0.01
Restructuring costs(1)	250	0.02	263	0.02	347	0.03	397	0.03
Acquisition-related retention expense and contingent consideration	571	0.05	610	0.05	950	0.08	1,832	0.14
Acquisition and other transaction costs	3,287	0.27	137	0.01	3,287	0.27	659	0.06
Loss on early debt extinguishment	250	0.02	—	—	250	0.02
Tax effect of reconciling items(2)	(2,581)	(0.21)	(1,461)	(0.12)	(4,900)	(0.40)	(3,974)	(0.32)
Adjusted net income and adjusted diluted earnings per share	$16,428	$1.37	$12,739	$1.05	$31,826	$2.65	$37,507	$3.10
Weighted average number of shares outstanding: Diluted		12,000,412		12,107,480		12,028,816		12,090,829
(1)    For the three and nine months ended September 30, 2026 and 2025, the majority of the restructuring costs related to our Southern California and Eastern Pennsylvania branches.
(2)    The tax effect of reconciling items was calculated using a statutory tax rate of 27%.
Supplemental Revenue Disclosures
Organic and acquisition-related revenue are not defined under GAAP and may not be comparable to similarly-titled measures used by other companies and should not be considered a substitute for revenue as determined in accordance with GAAP. Management believes these non-GAAP measures provide useful information to investors by highlighting the underlying growth trends of the Company’s existing operations, separate from the effects of recent acquisitions. Organic revenue reflects the change in revenue from the Company’s continuing operations excluding the impact of acquisitions, while acquisition-related revenue represents the incremental contribution from businesses acquired only for the twelve-month period following the date of acquisition. These measures are intended to enhance investors’ understanding of the Company’s performance and trends over time, and should be considered in conjunction with, but not as a substitute for, GAAP revenue.
The following are reconciliations of reported revenue to organic / acquisition-related revenue for the three and nine months ended September 30, 2026, compared to revenue for the three and nine months ended September 30, 2025:

(in thousands except for percentages)	ODR	%	GCR	%	Total Revenue	%
Revenue: Three months ended September 30, 2025	$141,382		$43,201		$184,583
Components of revenue change:
Organic revenue	3,091	2.2%	23,480	54.4%	26,571	14.4%
Acquisition-related revenue(1)	6,177	4.4%	13,129	30.4%	19,306	10.5%
Revenue: Three months ended September 30, 2026	$150,650	6.6%	$79,810	84.7%	$230,460	24.9%
(1)    Acquisition-related revenue reflects revenue attributable to the third quarter 2026 acquisitions of CYMCOR and 1901.

(in thousands except for percentages)	ODR	%	GCR	%	Total Revenue	%
Revenue: Nine months ended September 30, 2025	$340,723		$119,209		$459,932
Components of revenue change:
Organic revenue	(5,507)	(1.6)%	14,568	12.2%	9,061	2.0%
Acquisition-related revenue(1)	43,659	12.8%	30,124	25.3%	73,783	16.0%
Revenue: Nine months ended September 30, 2026	$378,875	11.2%	$163,901	37.5%	$542,776	18.0%
(1)    Acquisition-related revenue reflects Pioneer Power’s revenue from January 1, 2026 through June 30, 2026, and revenue from 1901 and CYMCOR from their respective acquisition dates through September 30, 2026.